Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax: 952-937-4515

News Release

FOR IMMEDIATE RELEASE April 23, 2008	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS Reports Second Quarter EPS of $0.76 up 36%

Eden Prairie, Minn., April 23, 2008 – MTS Systems Corporation (NASDAQ: MTSC) today reported second quarter fiscal 2008 earnings of $0.76 per diluted share on net income of $13.5 million, an increase of 36 percent compared to earnings of $0.56 per diluted share on net income of $10.3 million for second quarter fiscal 2007. Net income in fiscal 2008 included tax benefits of $3.7 million, or $0.21 per diluted share.

“For the second consecutive quarter, MTS has delivered double digit orders growth in both the Test and Sensors segments reflecting growth across all geographies,” said Laura B. Hamilton, CEO. “Revenue and EPS results for the second quarter were in line with expectations and reflect significant tax benefits, strong operating results in the Sensors segment, and reduced share count, net of planned spending on strategic growth initiatives.”

“Margin rates in the Test segment continued to be suppressed due in part to unfavorable product mix and higher custom project costs; however, the rate improved over first quarter fiscal 2008. Given our strong backlog position and continued favorable currency, we are raising our full year revenue guidance to $455-$465 million, compared to the previous outlook of $440-$450 million. The additional volume is expected to offset lower Test segment margins, resulting in full year EPS to be in the top half of the previously issued $2.43-$2.53 guidance range”.

Orders totaled $131.4 million, an increase of 35 percent compared to orders of $97.0 million for second quarter fiscal 2007, driven by growth across all geographies in both segments, as well as an estimated $7 million from favorable currency. Backlog increased 7 percent in second quarter fiscal 2008, from $229 million in first quarter fiscal 2008, to a record $246 million.

Revenue was $114.5 million, an increase of 12 percent compared to $101.8 million for second quarter fiscal 2007. This increase was primarily attributable to higher standard product and service business in the Test segment, continued growth across the Sensors segment and an estimated $7 million from favorable currency.

Gross profit was $47.1 million, an increase of 3 percent compared to $45.9 million for second quarter fiscal 2007. The gross margin rate was 41.1 percent, a decrease of 3.9 percentage points compared to 45.0 percent for second quarter fiscal 2007. The decrease was driven by unfavorable product mix and higher custom project costs in the Test segment, partially offset by increased volume in the Sensors segment.

Income from operations totaled $14.0 million, a decrease of 16 percent compared to income from operations of $16.7 million for second quarter fiscal 2007, as planned increases in sales and marketing expenditures more than offset the increase in gross profit for the quarter.

MTS News Release

Net income totaled $13.5 million, or $0.76 per diluted share, an increase of 31 percent compared to net income of $10.3 million, or $0.56 per diluted share, for second quarter fiscal 2007. This increase was driven by lower income tax expense of $4.1 million, and $1.5 million from favorable currency transaction gains, partially offset by lower income from operations. The repatriation of earnings from Japanese affiliates provided increased tax benefits of $3.7 million, or $0.21 per diluted share, in second quarter fiscal 2008. Additionally, reduced shares outstanding positively impacted earnings per share by $0.03 for second quarter fiscal 2008.

Cash and cash equivalents at the end of second quarter fiscal 2008 totaled $129.4 million, compared to $113.2 million at the end of first quarter fiscal 2008. Cash flows from operations provided cash totaling $20.0 million in the second quarter, primarily due to earnings and decreased working capital requirements. During the quarter, the Company invested $2.5 million in capital expenditures and purchased approximately 126,000 shares of common stock for $4.5 million.

Segment Results

Test Segment:

Orders for the Test segment were $106.3 million, an increase of 38 percent compared to orders of $77.3 million for second quarter fiscal 2007, reflecting strong bookings in all geographies. Orders included three custom orders in excess of $5 million totaling approximately $30 million. Backlog increased 8 percent in second quarter fiscal 2008, from $217 million in first quarter of fiscal 2008, to a record $234 million. Revenue was $90.1 million, an increase of 9 percent compared to $82.9 million for second quarter fiscal 2007, reflecting higher standard product and service business.

Gross profit was $33.3 million, or 37.0 percent, compared to $35.5 million, or 42.8 percent for second quarter fiscal 2007. This decrease was primarily due to unfavorable product mix and higher custom project costs, partially offset by increased volume. Income from operations was $8.5 million, a decrease of 34 percent compared to income from operations of $12.8 million for second quarter fiscal 2007. The decrease was primarily attributable to lower gross profit, and planned increases in sales and marketing expenditures.

Sensors Segment:

Orders for the Sensors segment were $25.1 million, an increase of 27 percent compared to orders of $19.7 million for second quarter fiscal 2007, reflecting business growth across all geographies. Backlog was flat at $12 million. Revenue was $24.4 million, an increase of 29 percent compared to revenue of $18.9 million for second quarter fiscal 2007, driven by increased volume in all geographies.

Gross profit was $13.8 million, an increase of 33 percent compared to $10.4 million for second quarter fiscal 2007, primarily reflecting the benefit of increased volume on factory utilization. Income from operations was $5.5 million, an increase of 41 percent compared to income from operations of $3.9 million for second quarter fiscal 2007, primarily due to increased gross profit, partially offset by planned increases in operating expenses.

Second Quarter Conference Call

A conference call will be held on April 24, 2008, at 10:00 a.m. EDT (9:00 a.m. CDT). Call +1-785-830-7988; and state the Conference passcode “5701844”. Telephone re-play will be available through May 1, 2008. Call +1-719-830-7988.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through July 21, 2008.

MTS News Release

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,618 employees and revenue of $421 million for the fiscal year ended September 29, 2007. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007

Revenue	$114,546	$101,830	$224,600	$200,886
Cost of sales	67,467	55,961	133,177	112,909
Gross profit	47,079	45,869	91,423	87,977
Gross margin	41.1%	45.0%	40.7%	43.8%

Operating expenses:
Selling, general and administrative	28,850	25,103	56,761	50,055
Research and development	4,240	4,847	8,350	9,381
Total operating expenses	33,090	29,950	65,111	59,436

Gain on sale of assets	—	763	—	763

Income from operations	13,989	16,682	26,312	29,304
Operating margin	12.2%	16.4%	11.7%	14.6%

Interest income, net	643	627	1,217	1,214
Other income (expense), net	901	(885)	850	(810)

Income before income taxes	15,533	16,424	28,379	29,708
Provision for income taxes	1,994	6,093	6,484	9,260
Net income	$13,539	$10,331	$21,895	$20,448

Earnings per share:
Basic-
Earnings per share	$0.77	$0.57	$1.24	$1.12
Weighted average number of common shares outstanding - basic	17,608	18,159	17,648	18,200

Diluted-
Earnings per share	$0.76	$0.56	$1.22	$1.10
Weighted average number of common shares outstanding - diluted	17,777	18,536	17,878	18,568

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	March 29, 2008	September 29, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$129,390	$104,345
Short-term investments	—	17,050
Accounts receivable, net	94,497	75,828
Unbilled accounts receivable	38,386	41,026
Inventories	48,570	43,483
Other current assets	15,768	10,794
Total current assets	326,611	292,526

Property and equipment, net	52,258	50,900
Goodwill	4,677	4,571
Other assets	7,564	4,984
Total Assets	$391,110	$352,981

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Current debt	$7,018	$6,948
Accounts payable	21,839	22,813
Advance payments from customers	63,056	51,927
Other accrued liabilities	60,471	63,094
Total current liabilities	152,384	144,782

Long-term debt, less current maturities	1,154	2,308
Other long-term liabilities	24,360	16,190
Total Liabilities	177,898	163,280

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized: 17,536 and 17,704 shares issued and outstanding	4,384	4,426
Retained earnings	176,060	164,862
Accumulated other comprehensive income	32,768	20,413
Total shareholders' investment	213,212	189,701
Total Liabilities and Shareholders' Investment	$391,110	$352,981